                                                                   EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-32792) of Salomon Smith Barney Holdings Inc., TARGETS Trust VI, TARGETS Trust VII, TARGETS Trust VIII, TARGETS Trust IX, TARGETS Trust X, TARGETS Trust XI, TARGETS Trust XII, TARGETS Trust XIII, TARGETS Trust XIV, TARGETS Trust XV, TARGETS Trust XVI and TARGETS Trust XVII of our report dated January 18, 2000 relating to the consolidated financial statements, which appears in Salomon Smith Barney Holdings Inc. and subsidiaries' Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts".


/s/ PricewaterhouseCoopers LLP


New York, New York
April 19, 2000